June 18, 2010

 THE SELLING SHAREHOLDERS NAMED IN SCHEDULE I

NANDHA ENERGY LIMITED

CLENERGEN INDIA PRIVATE LIMITED

AGREEMENT TO SELL AND PURCHASE SHARES

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	SALE AND PURCHASE	4
3.	CLOSING	4
4.	CONDITIONS PRECEDENT	5
5.	REPRESENTATIONS, WARRANTIES AND COVENANTS	6
6.	TERMINATION	11
7.	INDEMNIFICATION	12
8.	GOVERNING LAW, DISPUTE RESOLUTION AND JURISDICTION	12
9.	SEVERABILITY OF PROVISIONS	13
10.	BINDING EFFECT AND INVALIDITY	13
11.	NOTICES	13
12.	COSTS	14
13.	NO PARTNERSHIP OR AGENCY	14
14.	NO RELIANCE	14
15.	ASSIGNMENT	14
16.	WAIVER OF RIGHTS	14
17.	AMENDMENTS	14
18.	COUNTERPARTS	14
19.	EXCLUSIVITY	14
20.	SURVIVAL	15
21.	FURTHER ASSURANCE	15

SCHEDULE I		18
SCHEDULE II		19

AGREEMENT TO SELL AND PURCHASE SHARES

This Agreement to Sell and Purchase Shares (the “Agreement”) is made on this 18 day of June 2010:

BY AND AMONG:

(i)	The Persons named in Schedule I hereto, each an Indian citizen and a person resident in India (the “Sellers”);

(ii)
Clenergen India Private Limited, a company incorporated under the laws of India with its registered office at “Heavitree” A1, 3rd Floor, Old No. 23, New No.47, Spurtank Road, Chetpet, Chennai 600 031, Tamil Nadu, India (the “Purchaser”); and

(iii)	Nandha Energy Limited, a company incorporated under the laws of India with its registered office at 158, Anna Salai, Rayala Towers, 2nd Floor, Chennai 600 002, Tamil Nadu, India (the “Company”).

WHEREAS:

(A)	The Sellers own the entire issued share capital of the Company, which consists of 50,078 Equity Shares.

(B)
The Company is engaged in the business of operating an 18 MW power plant located at Palayaseevaram, Kanchipuram District (collectively, the “Business”).  The Company had purchased the Business, along with all rights, properties, assets and materials related to the Business, from Mohan Breweries Limited (“Mohan Breweries”) through a slump sale agreement dated May 24, 2010 (the “Slump Sale Agreement”).

(C)
The Sellers proposes to sell to the Purchaser their entire shareholding in the Company aggregating 50,708 Equity Shares as set out in Schedule II hereto (together, the “Sale Shares”) and the Purchaser proposes to purchase from the Sellers, the Sale Shares for a total purchase consideration equal to Rs.600,000 (“Purchase Price”) on the terms and conditions contained herein.

(D)
The Company has availed of a term loan aggregating Rs.650 million from IDBI Bank Limited, with its branch at Annasalai, Saidapet, Chennai 600 015 (“IDBI Bank”, and such loan agreement, the “IDBI Loan”).  The Sellers have given certain personal guarantees in respect of the IDBI Loan, and the Parties intend that these guarantees shall remain in full force until the grant of new guarantees from the Purchaser or its affiliates is approved by IDBI Bank.  However, the new management is free to substitute the IDBI Loan with any other borrowing, including any bank borrowing, as may be thought and deemed fit by them.

(E)	This Agreement sets out the terms and conditions of sale and relationship between the parties hereto and their rights and obligations in relation to the purchase of the Sale Shares by the Purchaser.

NOW, THEREFORE IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED HEREIN THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions shall, unless the context requires otherwise, have the following meanings ascribed to them:

“Affiliate” means, in relation to any person, any other person which directly or indirectly Controls, or is under common Control with, or is Controlled by, such person and, with respect to individuals, includes their relatives;

“Business Day” means a day, other than Saturdays and Sundays, on which banks are generally open for business in Chennai, India;

“Control” means (including, with its correlative meanings “Controlled by” and “under common Control with”), with respect to any person, the possession, directly or indirectly, of power to direct or cause the direction of management and policies (whether through ownership of voting or other securities or partnership or other ownership interests, by contract or otherwise) of a person, or the power to elect or appoint a majority of the directors, managers, partners or other individuals exercising similar authority with respect to such person;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien (statutory or other), trust, hypothecation, assignment, security interest or other encumbrances of any kind securing or conferring any priority of payment in respect of any obligation of any person and includes without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security in each case under any applicable Law;

“Equity Shares” mean the equity shares issued by the Company with a par value of Rupees 10 each or any other issued share capital of the Company that is reclassified, reorganised, reconstituted or converted into Equity Shares;

“Governmental Authority” means: (a) any national, state, city, municipal, or local government, governmental authority or political subdivision thereof; (b) any agency, commission or instrumentality of any of the authorities referred to in (a) above; (c) any non-governmental regulatory or administrative authority, body or other organisation, to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organisation have the force of applicable Law; (d) any competent court or tribunal; or (e) any department, subdivision or local branch of the persons referred to in (a) through (d);

“Law” or “Laws” means any law, rule, regulation, guideline, policy, press note, directive, order or other pronouncement having the effect of law of any Governmental Authority, securities exchange or other self-regulating body, as currently interpreted and administered, any common or customary law, constitution, code, ordinance, statue or other legislative measure and any regulation, rule, treaty, order, decree or judgment;

“Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, losses, damages, deficiencies, costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses, whether in connection with third party claims or claims among the parties related to the enforcement of the provisions of this Agreement);

“Parties” mean the Purchaser and the Sellers;

“Sellers” means the persons named in Schedule I hereto; and

“Taxes” means all forms of tax, royalty, duty, rate, levy, cess or other similar imposition whenever and by whatever authority in any country imposed, including income tax, corporation tax, advance corporation tax, capital gains tax, capital transfer tax, inheritance tax, development tax, value added tax, customs duties, excise duties, service tax, stamp duty, stamp duty reserve tax, capital duty, national insurance and social security or other similar contributions, and any interest, penalty or fine in connection with any such taxation.

1.2	Except where the context requires otherwise, this Agreement will be interpreted as follows:

(a)	headings are for convenience only and shall not affect the construction or interpretation of any provision of this Agreement;

(b)	where a word or phrase is defined, other parts of speech and grammatical forms and the cognate variations of that word or phrase shall have corresponding meanings;

(c)	words importing the singular shall include plural and vice versa;

(d)	reference to Recitals, Clauses, Schedules and Annexures are to recitals, clauses, schedules and annexures of this Agreement;

(e)	all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders;

(f)
the expressions “hereof”, “herein” and similar expressions shall be construed as references to this Agreement as a whole and not limited to the particular Clause or provision in which the relevant expression appears;

(g)	the ejusdem generis (of the same kind) rule will not apply to the interpretation of this Agreement. Accordingly, “include” and “including” will be read without limitation;

(h)
any reference to a “person” includes any individual, firm, corporation, partnership, company, trust, association, joint venture, government (or agency or political subdivision thereof) or other entity of any kind, whether or not having separate legal personality.  A reference to any person in this Agreement shall, where the context permits, include such person's executors, administrators, heirs, legal representatives and permitted successors and assigns;

(i)	a reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(j)	a reference to a statute or statutory provision includes, to the extent applicable at any relevant time:

(i)	that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any other statute or statutory provision; and

(ii)	any subordinate legislation or regulation made under the relevant statute or statutory provision;

(k)	references to writing include any mode of reproducing words in a legible and non-transitory form; and

(l)	references to “Rupees” and “Rs.” are references to the lawful currency of India.

2.	SALE AND PURCHASE

2.1
Subject to the terms and conditions contained herein, the Purchaser hereby undertakes to purchase the Sale Shares from the Sellers, and the Sellers hereby jointly and severally undertake to sell to the Purchaser the Sale Shares free and clear from all Encumbrances on the Closing Date for a consideration equal to the Purchase Price, which shall result in the Purchaser acquiring the entire issued share capital of the Company.

2.2
Stamp duty, if any, directly relating to the purchase of the Sale Shares shall be payable by the Purchaser. The Sellers shall be responsible for payment of any capital gains tax and/or income tax arising from the sale of the Sale Shares.

3.	CLOSING

Closing date is hereby clearly agreed as the date on which sanction/approval from IDBI bank is received by the buyer on substitution of personal guarantees already executed by the promoters of the company and release of pledge of shares of MBDL offered by the promoters as collateral or sanction from any other bank for foreclosure of the entire loan from IBDI bank.

3.1
On the first Business Day following the day on which the conditions precedent set forth in Clause 4 below are fulfilled to the satisfaction of the Purchaser or waived by the Purchaser (the “Closing Date”):

(i)
The Purchaser shall deliver demand drafts drawn in favour of the respective Sellers for the amounts set out against the name of such Seller in Schedule II (the “Demand Drafts”) to the respective Sellers in whose name such Demand Draft has been drawn.

(ii)
Each Seller shall deliver the physical share certificates representing all Sale Shares, being not less than such number of Sale Shares as are listed against its name in Schedule II, and duly executed and stamped share transfer forms for these share certificates representing all such Sale Shares, to the Company Secretary of the Company.

(iii)
Immediately upon receiving the physical share certificates representing all Sale Shares and duly executed and stamped share transfer forms in accordance with Clause 3.1(ii), the Company shall convene a meeting of its board of directors and shall: (i) register the Sale Shares in the name of the Purchaser in the Company’s register of members, and the Purchaser, the Company and the Sellers shall make all such filings with Governmental Authorities that may be required under applicable Law in connection with the purchase of the Sale Shares by the Purchaser pursuant to this Agreement, and (ii) approve the appointment of the Purchaser’s nominees to the board of directors of the Company.

(vi)
Immediately following the appointment of the Purchaser’s nominees to the board of directors of the Company in accordance with Clause 3.1 (iii), the Sellers shall procure that their nominees on the board of directors of the Company resign with effect from the end of the board meeting referred to in Clause 3.1 (iii).

4.    CONDITIONS PRECEDENT

4.1	The obligation of the Purchaser to purchase the Sale Shares under this Agreement shall be subject to the satisfaction of the following conditions, at or before the Closing Date:

(i)
Regulatory Approvals.  Receipt of all regulatory approvals of Governmental Authorities that are required to be obtained by a Party in connection with the transactions contemplated hereunder in form and substance satisfactory to the Purchaser.

(ii)
Consents.  The Purchaser shall have received written consents from all third parties, including IDBI Bank Limited in respect of the IDBI Loan, to such extent as may be required by any “change in control” or similar assignment provisions of any contract or agreement with the Company or any permit which the Purchaser considers to be necessary or desirable, to enable the Sellers to sell the Sale Shares.

(iii)
Corporate Approvals. The board of directors of the Purchaser and/or the board of directors of the holding company of the Purchaser shall have authorised this Agreement and the transactions contemplated therein.

(iv)	Due Diligence. The Purchaser shall have completed a commercial, financial and legal due diligence of the Company to its satisfaction.

(v)
Sellers’ Guarantees.  The guarantees given by the Sellers in respect of the IDBI Loan shall be valid and be in full force and effect, and shall not have been withdrawn up to and including the Closing Date.

(vi)
Financial Statements.  The Company shall have provided, and the Sellers shall have procured the Company to provide, to the Purchaser: (a) the audited financial statements of the Company on a standalone basis for the previous two (2) financial years of the Company (collectively, the “Audited Financial Statements”) if such Audited Financial Statements are required by any Law of the Securities and Exchange Commission that are applicable to the Purchaser and/or Affiliates, and (b) the unaudited financial statements of the Company from the date of the last audited financial statements of the Company until the Closing Date (the “Unaudited Financial Statements”, and, together with the Audited Financial Statements, the “Financial Statements”).

(vii)
Representations and Warranties.  Each of the representation and warranties set out in Clauses 5.1 and 5.2 shall be true and correct in all respects as on and immediately prior to the Closing Date (other than such representations and warranties that specifically relate to an earlier date, which shall only be made with respect to such date).

(viii)
Letter from Mohan Breweries:  The Sellers shall have delivered to the Purchaser a duly executed letter from Mohan Breweries, in form and substance satisfactory to the Purchaser, undertaking that Mohan Breweries had  good and valid title to its assets and properties that were transferred to the Company pursuant to the Slump Sale Agreement, and that such assets and properties were duly and validly transferred to the Company pursuant to the Slump Sale Agreement.

4.2
The Purchaser and the Sellers shall co-operate fully in all actions necessary to procure the satisfaction of the aforesaid conditions precedent, including, but not limited to, the provision by all Parties of all information reasonably necessary to make any applications for consent, notification or filing or as requested by any relevant Governmental Authority, keeping all Parties informed of the progress of any notification or filing and providing such assistance as may reasonably be required.

5.     REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1	Representations and Warranties of the Sellers

Each Seller, jointly and severally, makes the representations and warranties set forth below to the Purchaser as of the date hereof and the Closing Date, and acknowledges that the Purchaser is entering into this Agreement in reliance upon such representations, warranties and covenants:

(a)
Such Seller has the necessary power, capacity and authority to enter into and perform this Agreement and this Agreement constitutes valid and legally binding and enforceable obligations of such Seller;

(b)
Such Seller holds and has good and valid title to the Sale Shares to be purchased by the Purchaser from such Seller under this Agreement and the share certificates (if any) representing such Shares, and has full power and right to sell and transfer full legal title and beneficial ownership free and clear of all Encumbrances to and in the Sale Shares on the terms of this Agreement.  Except for the Sale Shares, such Seller neither owns nor is entitled to receive or own (beneficially or on record) any other securities of the Company and has not entered into any agreement with any person to acquire, or that gives the Seller the option to acquire, any Equity Shares or other securities of the Company;

(c)
Upon delivery of share certificates and executed share transfer deeds representing all the Sale Shares to be sold by such Seller, good and valid title to such Sale Shares will pass to the Purchaser, free and clear of any Encumbrances, and such Sale Shares are not subject to any voting trust agreement or other contract relating to the ownership, voting, dividend rights or disposition of such Sale Shares;

(d)
The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event) and compliance by such Seller with the provisions of this Agreement do not and will not, on the date hereof or the Closing Date, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of such Seller under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of any contract to which such Seller is a party or any of its properties or assets is subject;

(e)
No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement or the consummation by such Seller of the transactions contemplated hereby (alone or in combination with any other event); and

(f)	No distress, execution or other process has been levied on any of the assets of any Seller and each Seller is not insolvent or bankrupt or unable to pay his or her debts as they fall due.

5.2	Representations and Warranties in respect of the Company

Each Seller, jointly and severally, makes the representations and warranties set forth below to the Purchaser as of the date hereof and as of the Closing Date, and acknowledges that the Purchaser is entering into this Agreement in reliance upon such representations, warranties and covenants:

(a)	Capitalization:

(i)
The authorized share capital of the Company is Rs.600,000 divided into 60,000 equity shares of Re. 10 each.  The issued, subscribed and fully paid-up share capital of the Company as of the date hereof is 50,708 Equity Shares.

(ii)
Except for the 50,708 Equity Shares that are issued and outstanding, no shares of any class, options, rights, warrants, contracts, calls, puts, rights to subscribe, conversion rights or any other securities convertible into equity securities of the Company are issued, subject to issue or outstanding.  No options, warrants, pre-emptive rights or other rights to purchase Equity Shares or other securities of the Company and no securities or obligations convertible into or exchangeable for Equity Shares or other securities of the Company have been authorised or agreed or are outstanding.

(iii)
There are no contracts or commitments to which the Company or any of the Sellers is a party or by which the Company or any of the Sellers is bound relating to the voting, issuance, sale, repurchase, redemption, transfer or acquisition of any shares or rights/options of the Company.

(iv)
The Sale Shares are duly authorized, validly issued and fully paid-up and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right, right of repurchase or risk of forfeiture in favour of the Company or any similar right under any provision of applicable law, the Memorandum of Association and the Articles of Association of the Company or any contract to which the Company is a party or otherwise bound.

(b)	Organization and Power and Authority of the Company and No Conflict:

(i)
The Company has been duly incorporated and validly exists under applicable Law and has all requisite corporate power and possesses all governmental licences, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets, including the Sale Shares, and to conduct the Business as presently conducted.

(ii)	The Company has full power and authority to execute this Agreement and to consummate the transactions contemplated hereby and thereby.

(iii)
The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and compliance by the Company with the terms hereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or otherwise cause any impairment or revocation of, or give rise to a right of pre-emption, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under (i) any provision of the Memorandum of Association and Articles of Association of the Company, (ii) any contract to which the Company is a party or by which any of their respective properties or assets is bound, including the terms of any loan documents entered into by the Company, or (iii) any order or Law applicable to the Company or its properties or assets; or (iv) any permit or other similar authorization held by the Company.

(c)	Compliance with Laws:

(i)	The Company and its properties, assets and operations and the Business are and have been compliant with all applicable Laws and there is no breach or violation by the Company of any Laws.

(ii)
The Company has duly and in a timely manner obtained and has complied with all approvals and permits necessary for it to own, lease or operate its properties and assets and for the Business to be conducted in the manner and in the places as currently conducted, and there has occurred no violation of, or default (with or without notice or lapse of time, or both) under, any such approvals or permit.  All such permits and approvals are in full force and effect.

(iii)
The Company is in compliance with all applicable labour, health and safety Laws and regulations regarding employment and employment practices, terms and conditions of employment, wages and hours, and no employment-related complaint or grievance exists.

(d)	Financial Statements:

(i)
The Financial Statements prepared and delivered by the Company in accordance with Clause 4.1(vi) above: (i) were derived from and have been prepared in accordance with the underlying books and records of the Company, (ii) have been prepared in accordance with Indian GAAP consistently applied, throughout the periods covered thereby, and (iii) are accurate and complete in all respects and fairly and accurately present the assets, liabilities (including all reserves) and financial position of the Company as of the dates thereof and the results of operations, shareholders’ funds and changes in cash flows of the Company for the periods then ended.

(ii)
The Company does not have any material liabilities, commitments or obligations of any nature (whether known, unknown, absolute, accrued, contingent, unasserted or otherwise, whether due or to become due and whether or not required to be reflected on a balance sheet in accordance with Indian GAAP) that are not reflected on the most recent balance sheet included in the Financial Statements (or disclosed in the notes thereto).

(iii)
The books of account and records of the Company are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with Indian GAAP and fairly and accurately reflect all of the assets and liabilities of the Company and all contracts and transactions to which the Company is or was a party or by which the Company or any of its business or assets is or was affected.  The minute books of the Company, correct and complete copies of which have been made available to the Purchaser, correctly reflect all resolutions adopted and all other material actions taken at all meetings or through consents of the board of directors of the Company and the Company’s shareholders, if any.

(e)	Legal Proceedings:

(i)
Except otherwise disclosed by the Company or the Seller there is no action, suit, enforcement action or arbitration by or before any court, tribunal, Governmental Authority or any other instrumentality or agency, pending or for which process has been served, initiated by any person, or threatened against, or affecting the Company or any of its properties or rights or any claim with respect to which any Seller or the Company has been contacted in writing by counsel for the plaintiff or claimant.  There are no unfulfilled or unsatisfied judgments against the Company.

(f)	Financial Obligations and No Insolvency:

(i)
Except for the IDBI Loan, there are no debts owing by or to the Company other than debts that have arisen in the ordinary course of business.  The Company is not in default under any instrument constituting any debts or under any guarantee of any debts and there is no lawful reason why any such debts or guarantee should be called or the liabilities thereunder accelerated before their due date (if any) or any loan or other financial facilities terminated.

(ii)
In relation to the IDBI Loan, until IDBI Bank Limited approves the transfer of the Sale Shares to the Purchaser, it is understood that the Sellers have not withdrawn the guarantees given by such Sellers in respect of the IDBI Loan, and such guarantees are valid and in full force and effect until the letter of permission from IDBI Bank Limited in relation to the transfer of the Sale Shares to the Purchaser is received by the Purchaser.  The Company is free to avail a term loan from any other bank in substitution of the IDBI Loan for any reason as may be thought and deemed fit by them.

(iii)
The Company has not improperly stopped payment, and is not insolvent or deemed unable to pay its debts.  No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up (liquidation) of the Company or, to the best knowledge of such Seller, the bankruptcy of a Seller, or for the appointment of any provisional liquidator or liquidation commission in respect of the Company.  No insolvency (bankruptcy) procedures have been initiated with respect to the Company (including the appointment of an arbitration manager (provisional manager, administrative manager, external manager or receiver) in respect of the whole or any part of any of their property or assets).  Neither the Company nor such Sellers have received any notice with respect to the initiation of such procedures and, to the best knowledge of such Seller, there are not any circumstances likely to lead to the same.

(g)	Property and Employees:

(i)
The real properties leased, used or occupied by the Company (the “Properties”) that were transferred to it by Mohan Breweries in pursuance of the Slump Sale Agreement comprise all the real property leased, used or occupied by the Company, and each lease of each Property has, when required to be so, been validly registered with the applicable Governmental Authority.  The Company holds valid title to all the Properties (other than leased Properties), such title has been validly registered with the applicable Governmental Authority (where required) and such title has not been challenged by any Person.  The Company is the legal and beneficial owner of the Properties (other than leased Properties) free from all Encumbrances.  To the best knowledge of such Seller, there are no outstanding disputes, notices of complaint, restriction of rights, permits or contracts that affect or are reasonably expected to affect the use of any of the Properties for the purpose for which they are now used.  To the best knowledge of such Seller, no material structural or other defects have appeared in respect of or affecting the buildings and structures on or comprising any of the Properties or any parts thereof (or the utilities serving them) and all such buildings and structures (and the utilities serving them) are in good and substantial repair and condition, except for reasonable wear and tear in the ordinary course of business.

(ii)
Prior to the Slump Sale Agreement, Mohan Breweries held good and marketable title to, and legal and beneficial ownership of, all the Properties and such title was duly transferred to the Company pursuant to the Slump Sale Agreement.

(iii)
All intellectual property owned by the Company and all intellectual property relating to, used in or held for use by the Company in connection with the operation of the Business (the “Company Intellectual Property”) is: (i) owned by the Company and is valid and subsisting, and free and clear of all Encumbrances, or (ii) licensed by the Company from a person pursuant to a valid and enforceable written license.  The Company Intellectual Property, including any assignments from Mohan Breweries with respect to the Company Intellectual Property, has not lapsed under applicable Law.

(iv)
The Company Intellectual Property and the products sold or services provided by the Company do not violate, misappropriate, misuse or infringe, and the Company has not received notice that any of the Company Intellectual Property violates, misappropriates, misuses or infringes, any intellectual property rights of any third party.  There is no litigation, opposition, cancellation, proceeding, objection or claim pending or, to the best knowledge of such Seller, threatened concerning the ownership, validity, registrability, enforceability, infringement, misappropriation, violation or use of, or licensed right to use, any Company Intellectual Property, to the best knowledge of such Seller, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists.  No Company Intellectual Property owned by the Company is subject to any outstanding claim, dispute, action, suit, appeal, order, proceeding or stipulation restricting in any manner the use thereof by the Company.

(v)
The Company and the Sellers have delivered to the Purchaser a complete list of (i) all employees of the Company, together with a description of their respective job titles and responsibilities, date of employment and annual compensation (including salaries, bonuses, consulting fees, stock options, if any, and other incentive or deferred compensation), and (ii) all employee benefit plans and employment contracts.  The Company has fully complied with the terms and conditions of the employment contracts listed in such list, and has discharged all of its obligations there under, including payment of salaries, on a timely basis.

(h)	Clients and Suppliers:

(i)
No client of the Company has cancelled, terminated or materially and adversely modified or, to the best knowledge of such Seller, threatened to cancel, terminate or materially and adversely modify, its relationship with the Business and the relationship with each such client has not changed in any materially adverse respect.  The Company has not received any written or oral complaint from a client of the Company concerning its services, other than complaints in the ordinary course of business which have been addressed in a manner satisfactory to the client.

(ii)
None of the suppliers of the Company has cancelled, terminated or materially and adversely modified or, to the best knowledge of such Seller, threatened to cancel, terminate or materially and adversely modify, its relationship with the Business and the relationship with each such supplier has not changed in any adverse respect.

(iii)
The Company has sufficient stock-in-trade to provide the goods and services to its clients on an on-going basis, and no shortfall in such stock-in-trade or disruptions in the supply of such stock-in-trade have been experienced by the Company or are expected.  In the event of any such shortfall or disruption in the supply of stock-in-trade, the Sellers shall procure adequate stock-in-trade for the Company to continue its operations in the normal course.

(i)	Insurance:

(i)
The Company maintains such policies of insurance, issued by responsible insurers, as are appropriate to its operations and the Company assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets.  All such policies are in full force and effect and the Company is not in default, as to the payment of premium or otherwise, under the terms of any such policy.  The nature, scope and amounts of the insurance coverage provided by such policies are sufficient to adequately insure the Company’s Business, the Company’s assets and the Company’s operations, key employees, services and potential liabilities, and such insurance coverage is at least as comprehensive as the insurance coverage customarily maintained by comparable entities.

(k)
Name of the company to be changed and the title Nanda Energy Limited has to be made available to the Seller and the purchaser not to represent that the company is a group company of MBDL or anyway linked to any seller.

5.3	Representations and Warranties of the Purchaser

The Purchaser hereby represents, warrants and covenants to the Sellers that the following statements are true, accurate and complete as of the date hereof and the Closing Date, and acknowledges that the Sellers are entering into this Agreement in reliance upon such representations, warranties and covenants:

(a)
The Purchaser has the necessary power, capacity and authority to enter into and perform this Agreement and this Agreement constitutes valid and legally binding and enforceable obligations of the Purchaser; and

(b)
No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby (alone or in combination with any other event).

6.   TERMINATION

6.1	The Purchaser and the Sellers may terminate this Agreement at any time prior to the Closing Date if they mutually agree to do so in writing.

6.2	The Purchaser may, by a written notice to the Sellers, terminate this Agreement forthwith if:

(i)	Any event occurs which constitutes a breach of any of the representations and warranties set out in Clauses 5.1 and 5.2;

(ii)	There is any breach or non-fulfilment by any of the Sellers of their respective obligations under this Agreement.

6.3	This agreement will automatically get terminated if the Purchaser fails to receive the sanction from IDBI bank or some other bank as mentioned in clause 3.1.

7.    INDEMNIFICATION

7.1
Without prejudice to any other right or remedy which may be available to the Purchaser, each Seller, jointly and severally, covenants with the Purchaser to indemnify, defend, save and hold harmless the Purchaser and each of its Affiliates and each of their respective officers, directors, employees, agents and representatives (the “Purchaser Indemnified Parties”) from and against, and pay to the Purchaser Indemnified Parties from time to time on demand such amounts as are equal to the amount of, all Losses in each case, directly or indirectly suffered or incurred in connection with or in relation to (a) any matter or matters giving rise to any claim for breach or non-observance by such Seller of the representations and warranties given by such Seller in Clauses 5.1 and 5.2 hereto or any other provision of this Agreement, and (b) any liability of the Company for any Tax determined with reference to any period ending on or prior to the Closing Date.

7.2
The right to indemnification, payment of damages or other remedy based on the representations, warranties, covenants, obligations and agreements contained in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance or non-compliance with, any such representation, warranty, covenant, obligation or agreement.

7.3	The foregoing indemnification provisions set forth in this Clause 7 are in addition to, and not in derogation of, any statutory, equitable or common law remedy that may be available to the Purchaser.

8.    GOVERNING LAW, DISPUTE RESOLUTION AND JURISDICTION

8.1
This Agreement shall be governed by, and construed in accordance with, the laws of India, without regard to the principles of conflicts to law of any other jurisdiction, and subject to this Clause 8, the courts of Chennai shall have jurisdiction.

8.2
In the event a dispute arises out of or in relation to or in connection with the interpretation or implementation of this Agreement, the Parties (the “Disputing Parties”) shall attempt in the first instance to resolve such dispute through amicable consultations between the Disputing Parties.  If the dispute is not resolved through such consultations within seven Business Days (or such longer period as the Disputing Parties may agree to in writing) then either of the Disputing Parties may, by notice in writing to each other, refer the dispute to binding arbitration in accordance with the Rules of Arbitration of the Indian Council of Arbitration to be conducted in accordance with the fast track arbitration procedures as set forth in such rules.

8.3	The arbitration shall be conducted as follows:

(a)	all claims, disputes and differences between the Parties arising out of or in connection with this Agreement shall be referred to or submitted for arbitration in Chennai;

(b)
the arbitration shall be conducted in English by a sole arbitrator to be appointed by the Registrar of the Indian Council of Arbitration and the arbitrator so appointed shall have relevant expertise in the area of commercial and corporate laws;

(c)	the arbitrator shall have the power to award interest on any sums awarded;

(d)	notwithstanding the power of the arbitrator to grant interim relief, the Disputing Parties shall have the power to seek appropriate interim relief from the courts of Chennai;

(e)	the arbitration award shall be final and binding on the Disputing Parties and the Disputing Parties agree to be bound thereby and to act accordingly;

(f)	the arbitrator may award to a Disputing Party that substantially prevails on the merits, its costs and expenses (including fees of its counsel);

(g)
without prejudice to and subject to the indemnification provisions in this Agreement, the Parties shall bear their respective costs incurred in the arbitration unless otherwise awarded or fixed by the arbitration tribunal; and

(h)	the Disputing Parties shall co-operate in good faith to expedite, to the maximum extent practicable, the conduct of any arbitral proceedings commenced pursuant to this Agreement.

9.	SEVERABILITY OF PROVISIONS

The invalidity or unenforceability of any term, phrase, Clause, paragraph, restriction, covenant, agreement or other provisions hereof shall in no way affect the validity or enforcement of any other provision, or any part thereof.  In the event that any provision of this Agreement shall be finally determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted by mutual consultation and agreement of the Parties hereto a provision of similar import reflecting the original intent of the Parties to the extent permissible under Law.

10.	BINDING EFFECT AND INVALIDITY

10.1	All terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the legal representatives and assigns of the Parties.

10.2
The Parties agree that if any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.  Notwithstanding the foregoing, the Parties shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision so found to be void or unenforceable.

11.	NOTICES

11.1
Any notice or other communication to be given by one or more Parties to any other Party or Parties under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party or Parties giving it.  It shall be served by sending it by facsimile to the number set out below, or delivering it by hand, or sending it prepaid by a recognized international courier service, to the address set out below and in each case marked for the attention of the relevant Party set out below:

If to any of the Sellers:	158, Anna Salai, Rayala Towers, 2nd Floor, Chennai 600 002, Tamil Nadu, India

If to the Company:	Nandha Energy Limited, 158, Anna Salai, Rayala Towers, 2nd Floor, Chennai 600 002, Tamil Nadu, India

If to the Purchaser:	Clenergen India Private Limited, “Heavitree” A1, 3rd Floor, Old No. 23, New No.47, Spurtank Road, Chetpet, Chennai 600 031, Tamil Nadu, India

12.	COSTS

Each Party bears its own fees, costs and expenses incurred in the negotiation, preparation, execution and implementation of this Agreement.

13.	NO PARTNERSHIP OR AGENCY

Nothing in this Agreement shall be deemed to constitute a partnership between the Parties or constitute any Party the agent of any other Party for any purpose or entitle any Party to commit or bind any other Party in any manner or give rise to fiduciary duties by one Party in favour of any other.

14.	NO RELIANCE

Each of the Parties agrees and acknowledges that in entering into this Agreement it is not relying on any representations, warranty or statement made by or on behalf of any other Party, whether orally or in writing, unless the same is expressly set out herein.

15.	ASSIGNMENT

None of the Parties shall be entitled to assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement except with the prior written consent of each other Party, provided however, that the Purchaser may assign this Agreement or any rights and/or obligations hereunder under this Agreement to any Affiliate of the Purchaser.

16.	WAIVER OF RIGHTS

No waiver by a Party of a failure or failure by any other Party to this Agreement to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a like or different character.

17.	AMENDMENTS

This Agreement may be amended only by an instrument in writing signed by duly authorised representatives of each Party to this Agreement.

18.	COUNTERPARTS

This Agreement may be entered into in two or more counterparts each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

19.	EXCLUSIVITY

In consideration of the substantial expenditure of time and effort to be undertaken by the Purchaser and its representatives in connection with the transactions contemplated by this Agreement, and in order to induce the Purchaser to pursue the transactions, the Company and the Sellers hereby agree and undertake that during the period commencing as of the date hereof and ending on the earlier of (i) the Closing Date, or (ii) three (3) months from the date hereof (such period, the “Exclusivity Period”), the Company and the Sellers shall not (and shall ensure that their respective officers, directors, employees, agents, or affiliates will not), directly or indirectly:

(i)
initiate, authorize, make, accept, negotiate, discuss, entertain, continue, or otherwise pursue any offers or proposals to engage in any equity investment, debt financing, or other transaction that may be an alternative to, or may interfere with, the transactions contemplated in this Agreement (any such transaction, an “Alternative Transaction”);

(ii)	offer, solicit, request, encourage, or respond to any proposal by any third party with respect to any such Alternative Transaction; or

(iii)	enter into any agreement or understanding in respect of, or consummate any, Alternative Transaction.

20.	SURVIVAL

The termination of this Agreement shall in no event terminate or prejudice: (a) any right or obligation arising out of or accruing under this Agreement attributable to events or circumstances occurring prior to such termination;  and (b) the provisions of Clauses 5, 7, 8, 9 and 11 and this Clause 21.

21.	FURTHER ASSURANCE

21.1
Each Party shall, at its own cost, perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by Law or the other Party may reasonably require, to implement and/or give effect to this Agreement and the transactions contemplated by it, including for the purpose of vesting in the Purchaser the full benefit of the Sale Shares to be transferred to the Purchaser under this Agreement.  The Purchaser, the Company and the Sellers agree to make all such filings with Governmental Authorities that may be required under any Law to give effect to the terms of this Agreement.

21.2
The Sellers shall, at all times, exercise their respective voting rights, cause any holders of proxies to exercise such voting rights on their behalf at any general meeting and cause their nominees on the board of directors of the Company to exercise their voting rights, in a manner that shall give effect to and shall comply with the terms of this Agreement.

[The remainder of this page has been intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the day and year first above written.

/s/ M. Nandagopal
Mr. M. Nandagopal

/s/ Natarajan Nandagopal
Mr. Natarajan Nandagopal

/s/ Arvind Nandagopal
Mr. Arvind Nandagopal

/s/ Madhaneshwari Nandagopal
Ms. Madhaneshwari Nandagopal

/s/ Shoba Natrajan
Ms. Shoba Natrajan

/s/ Sindhura Arvind
Ms. Sindhura Arvind

/s/ D. Ramesh Babu
Mr. D. Ramesh Babu

/s/ Sumati Rameshbabu
Ms. Sumati Rameshbabu

For and on behalf of:
Nandha Energy Limited

/s/ Natarajan Nandagopal
Name:
Title:

For and on behalf of:
Clenergen India Private Limited

/s/ Mark Quinn
Name: Mr. Mark Quinn
Title: Director

SCHEDULE I

SELLING SHAREHOLDERS

1.	Mr. M. Nandagopal, a resident of India
2.	Mr. Natarajan Nandagopal, a resident of India
3.	Mr. Arvind Nandagopal, a resident of India
4.	Ms. Madhaneshwari Nandagopal, a resident of India
5.	Ms. Shoba Natrajan, a resident of India
6.	Ms. Sindhura Arvind, a resident of India
7.	Mr. D. Ramesh Babu, a resident of India
8.	Ms. Sumati Rameshbabu, a resident of India

SCHEDULE II

SALE SHARES

Serial No.	Selling Shareholder	Number of Equity Shares Transferred	Purchase Price (in Rs.)
1.	Mr. M. Nandagopal	50,001	591,611.83
2.	Mr. Natarajan Nandagopal	101	1,198.31
3.	Mr. Arvind Nandagopal	101	1,198.31
4.	Ms. Madhaneshwari Nandagopal	101	1,198.31
5.	Ms. Shoba Natrajan	101	1,198.31
6.	Ms. Sindhura Arvind	101	1,198.31
7.	Mr. D. Ramesh Babu	101	1,198.31
8.	Ms. Sumati Rameshbabu	101	1,198.31
	Total	50,708	600,000